Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

Corporate Contact:	Investor Relations:

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael Branca, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Tom Gibson, Media Relations
Fax: 727-573-1100	Phone: 212-564-4700
ir@mts-mt.com	Fax: 212-244-3075
plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES ANNOUNCES FOURTH QUARTER AND FISCAL YEAR RESULTS

Revenue Up 17% for the Fiscal Year

Pro Forma Net Income Available To Common Stockholders Up 32% for the Fiscal Year

CLEARWATER, FLORIDA – May 26, 2005 – MTS Medication Technologies (AMEX:MPP) today announced results for the fourth quarter and fiscal year ended March 31, 2005. The results are presented on both a pro forma basis and in accordance with Generally Accepted Accounting Principles (GAAP). The pro forma results shown in this press release eliminate, from the results of operations, certain non-operational items that are included in the GAAP results.

The Company believes that presenting the information on a pro forma basis assists the readers in gaining a better understanding of its results from operations, especially when comparing those results with previous periods. Management uses this pro forma information, in addition to GAAP information, as the basis for measuring the Company’s ongoing operating performance and comparing that information to the performance experienced in the prior periods. Pro forma information is not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.

The Company previously announced events that occurred in this fiscal year that have impacted its results of operations presented in accordance with GAAP. These events were accelerated amortization of leasehold improvements and other costs resulting from the Company’s relocation in October 2004, the costs associated with the early repayment of subordinated debt and the cost associated with a restricted stock grant awarded to its former CFO. In the fourth quarter of fiscal 2005, the Company eliminated a reserve for a contingent liability of a previously discontinued operation. The Company believes that no liability relating to this contingency exists as of March 31, 2005.

Fourth Quarter Results

Net sales for the fourth quarter increased 2% to $10.0 million from $9.8 million in the prior year. Operating profit increased 16% to $1.3 million from $1.1 million in the fourth quarter of the prior year. Pro forma net income available to common stockholders increased 59% to $664,000 from $418,000 in the fourth quarter of the prior year. Pro forma diluted earnings per common share increased 43% to $0.10 from $0.07 in the fourth quarter of the prior year excluding after- tax benefit of approximately $249,000 associated with the elimination of a contingent liability related to a discontinued operation. Net income available to common stockholders for the fourth quarter was $913,000 on a GAAP basis and the fully diluted net income per common share was $0.14 on a GAAP basis compared with net income of $418,000 and $0.07 per diluted common share in the fourth quarter of the prior year.

Gross profit margin for the fourth quarter of fiscal 2005 was 40.7% compared with 38.3% for the same period in fiscal 2004. This increase in margin was caused in part by operating efficiencies in the manufacturing process and a favorable product mix.

SG&A expenses for the fourth quarter of fiscal 2005 were $2.3 million compared with $2.2 million for the same period of fiscal 2004. SG&A expenses were 23.1% of revenue in the fourth quarter of fiscal 2005 compared with 22.2% of revenue in the same period in fiscal 2004. This increase was primarily due to increases in personnel, employee benefit costs, legal and professional fees.

Fiscal Year Results

Net sales for the fiscal year ended March 31, 2005 increased 17% to $40.2 million compared with $34.4 million in the same period of the prior year. Pro forma operating profit increased 2% to $4.7 million from $4.6 million in the same period of the prior year. Operating profit was $3.8 million on a GAAP basis and included previously announced charges of $250,000 associated with the acceleration of amortization of leasehold improvements, $344,000 of costs and expenses associated with the Company relocation and $362,000 for the restricted stock grant.

Pro forma net income available to common stockholders for the fiscal year ended March 31, 2005 increased 32% to $2.3 million as compared with $1.8 million for the same period of the prior year. Pro forma diluted earnings per common share increased 24% to $0.36 in the fiscal year from $0.29 in the same period the prior year. The net income available to common stockholders for the fiscal year period was $1.1 million on a GAAP basis, and the fully diluted net income per common share was $0.18 on a GAAP basis compared with net income available to common shareholders of $1.8 million and $0.29 per diluted common share in the same period of the prior year.

The reconciliation of the pro forma diluted earnings per share and diluted earnings per share presented in accordance with GAAP is as follows:

GAAP, Diluted Earnings Per Share	$ 0.18
Charges associated with the early repayment of the Company’s subordinated debt	0.13
Charges associated with the relocation of the Company’s operations	0.05
Charges associated with the restricted stock grant	0.03
Elimination of accounting reserve for contingent liability	(0.03)

Pro Forma Diluted Earnings Per Share	$ 0.36

Pro forma gross profit margin for the fiscal year was 38.4% compared with 39.1% in the same period of the prior year. This decrease is primarily due to higher OnDemand® sales in the fiscal year 2005 than in the same period of the prior year. The OnDemand systems carry a lower gross profit margin than the disposable products. Gross profit margin for fiscal year 2005 was 38.2% on a GAAP basis.

Pro forma SG&A expenses for the fiscal year were $9.1 million compared with $7.5 million in the same period of the prior year. Pro forma SG&A expenses were 22.5% of revenue for the fiscal year compared with 21.7% in the same period of the prior year. SG&A expenses were $9.7 million and 24.1% of revenue on a GAAP basis.

Todd Siegel, President and Chief Executive Officer, commented, “For the fiscal year, we achieved record revenue and strong growth in pro forma net income available to common stockholders and earnings per common share. In addition, our cash flow from operations enabled the Company to reduce debt by approximately $1.9 million while making significant investments in product development and relocating to our new facility.

“Our pro forma SG&A expenses increased $1.6 million this year primarily due to increases in personnel and related costs. Over the past two years, we have been upgrading our staff capabilities positioning the Company to take advantage of the many opportunities before us. We have hired senior level managers in areas of product management, sales, accounting, engineering, quality control and various positions for implementation, training and support of our OnDemand and MedLocker™ product initiatives. As these product initiatives develop, we anticipate continued investment throughout the early phases of the product’s introduction.

“Our core disposable business continues to perform well maintaining gross margins and double digit growth. The UK operations have positively impacted our core business growing 85% over the prior year. We installed one OnDemand system in the fourth quarter, bringing our total to 10 for the year. Although we sold fewer than the anticipated 12 to 14 systems provided in earlier guidance, OnDemand sales grew 66% over last year. We believe that the OnDemand system will play a large role in pharmacy automation and anticipate continued OnDemand growth in the next fiscal year.”

Recent operational guidance documents regarding the Medicare Modernization Act (“MMA”) have been released, which we believe provide a number of opportunities for the Company. The guidance document states that residents of nursing facilities and other long-term care facilities must receive access to special packaging services as part of their comprehensive pharmacy care plan under the new Medicare prescription drug benefit program that will begin in January 2006. In a guidance released by the Medicare program in March 2005, specialized packaging services are included in a list of ten performance standards eligible for additional reimbursement to pharmacies that serve residents of long-term care facilities. To receive an additional dispensing fee, long-term care pharmacies must negotiate with Medicare prescription drug benefit plans. The special packaging services recognized include the packaging itself, the packaging equipment and labels. Two additional performance standards include the use of emergency boxes and emergency medication logbooks. Both of these standards are applicable to our MedLocker system.

At the American Society of Consultant Pharmacists (“ASCP”) Midyear Meeting held May 16-18, 2005, the Company exhibited its production version of the MedLocker. MTS intends to upgrade its alpha site with the new beta release version of the software and production hardware. The Company has also identified five additional customers to continue the beta testing. One of these beta sites currently installed and expected to go live during the week of June 6, 2005 is Hinchingbrooke Hospital in Hinchingbrooke Park, United Kingdom. MedLocker will service Hinchingbrooke’s busy emergency department. Although the MedLocker system was designed primarily for long-term care pharmacies, the Company believes there is a significant opportunity to provide MedLocker to hospitals in the UK.

The Company expects to install between 25 and 40 MedLocker systems through the beta phase and anticipates a general release of the product by September 2005. This product is very timely, as the Drug Enforcement Agency (“DEA”) is implementing new rules covering the use of controlled drugs in U.S. long-term care facilities (“LTC”). We believe the Federal regulations will favorably impact the need for MedLocker in the 40,000-plus LTC facilities nationwide. We believe state boards of pharmacy, healthcare licensing authorities, pharmacies and LTC facility owners will all have a stake in the implementation of the new DEA rules.

Siegel concludes, “We believe that our accomplishments during this fiscal year exhibit both our Company’s innovative approach as well as our employees commitment and dedication to the continued success of our Company. We believe we have made significant strides as a Company in fiscal 2005 and look forward to the opportunity to implement our strategic business plan in the year to come.”

Financial Outlook

The following are forward-looking statements, representing management’s current best estimate of likely results. There can be no assurance that the Company’s actual results will not vary materially from the guidance set forth below.

MTS management offers the following guidance for the fiscal year ending March 31, 2006:

Revenue for fiscal 2006 is expected to be in the range of $46.0 million to $48.0 million. Diluted earnings per common share for fiscal 2006 are expected to be $0.38 to $0.42 taking into account an expected expenditure of approximately $250,000 for Sarbanes-Oxley compliance initiatives in fiscal 2006.

Notice of Conference Call

Management of the Company will host a conference call May 26, 2005 at 11:00 a.m. ET. To access the conference call, please call 888-335-6674. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves more than 3,000 institutional pharmacies in the long-term care and correctional facility markets, both domestically and internationally.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise.  Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above.  Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing.  In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements.  In particular, all statements regarding the continuing of any trend or any expected increases in sales are forward-looking statements, as is any statement regarding the growth of OnDemand® machines expected to be sold in fiscal year 2006.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  Statements in the Press Release describe factors, among others, that could contribute to or cause such differences.  Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands; Except Earnings Per Share Amounts)

	Quarter Ended

	March 31, 2005	March 31, 2004

Revenue:
Net Sales	$9,954	$9,771

Costs and Expenses:
Cost of Sales	5,906	6,031
Selling, General and Administrative	2,300	2,172
Depreciation and Amortization	481	475

Total Costs and Expenses	8,687	8,678

Operating Profit	1,267	1,093

Other (Income) Expenses:
Interest Expense	100	221
Amortization of :
Original Issue Discount	0	62
Financing Costs	9	65
Other Income	(400)	0

Total Other (Income) Expenses	(291)	348

Income Before Income Taxes	1,558	745

Income Tax Expense	590	272

Net Income	$968	$473

Convertible Preferred Stock Dividends	55	55

Net Income Available to Common Stockholders	$913	$418

Net Income Per Common Share - Basic	$0.16	$0.07

Net Income Per Common Share - Diluted	$0.14	$0.07

Weighted Average Shares Outstanding - Basic	5,793	5,602

Weighted Average Shares Outstanding - Diluted	7,159	7,142

Pro forma adjustment for the effect of Other Income: (1)
Net Income Per Common Share - Diluted	$0.10	$0.07

(1) Elimination of a reserve for a contingent liability associated with a discontinued operation, net of tax.

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands; Except Earnings Per Share Amounts)

	12 Months Ended

	March 31, 2005					March 31, 2004

	Pro Forma	Pro Forma Adjustment			GAAP	GAAP

Revenue:
Net Sales	$40,224	$			$40,224	$34,384

Costs and Expenses:
Cost of Sales	24,776		65	(1)	24,841	20,936
Selling, General and Administrative	9,056		641	(2)	9,697	7,473
Depreciation and Amortization	1,662		250	(3)	1,912	1,342

Total Costs and Expenses	35,494		956		36,450	29,751

Operating Profit	4,730		(956)		3,774	4,633

Other (Income)/Expenses:
Interest Expense	493		120	(4)	613	851
Amortization of :
Original Issue Discount	62		741	(5)	803	248
Financing Costs	80		420	(5)	500	364
Other Income	0		(400	) (6)	(400)	0

Total Other Expenses	635		881		1,516	1,463

Income (Loss) Before Income Taxes	4,095		(1,837)		2,258	3,170

Income Tax Expense (Benefit)	1,546		(582	) (7)	964	1,190

Net Income (Loss)	$2,549		$(1,255)		$1,294	$1,980

Convertible Preferred Stock Dividends	220				220	220

Net Income Available to Common Stockholders	$2,329		$(1,255)		$1,074	$1,760

Net Income Per Common Share - Basic	$0.41				$0.19	$0.35

Net Income Per Common Share - Diluted	$0.36				$0.18	$0.29

Weighted Average Shares Outstanding - Basic	5,639				5,639	5,081

Weighted Average Shares Outstanding - Diluted	7,129				7,129	6,910

(1)   Certain costs associated with the Company's move in October (2004).
(2)   Issuance of restricted stock grant in September ($362,000) and certain expenses associated with the Company's move ($279,000).
(3)  Acceleration of amortization of leasehold improvements due to termination of existing lease.
(4)  Prepayment penalty associated with early repayment of subordinated debt.
(5)  Acceleration of amortization of original issue discount and financing costs due to early repayment of subordinated debt.
(6)  Elimination of a reserve for a contingent liability associated with a discontinued operation.
(7)  Tax effect of pro forma adjustments. Adjusted for the permanent difference between the carrying value of the subordinated note for book and tax purposes.

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS

	March 31,	March 31,
	2005	2004

Current Assets:
Cash	$373	$59
Accounts Receivable, Net	6,930	6,712
Inventories, Net	4,947	4,032
Prepaids and Other	89	411
Deferred Tax Benefits	1,805	2,309

Total Current Assets	14,144	13,523

Property and Equipment, Net	4,871	3,888
Other Assets, Net	2,899	3,410

Total Assets	$21,914	$20,821

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current Maturities of Long-Term Debt	$431	$272
Current Maturities of Related Party Note Payable	290	244
Accounts Payable and Accrued Liabilities	4,021	4,341

Total Current Liabilities	4,742	4,857

Lease Incentive	350	0
Long-Term Debt, Less Current Maturities	5,492	7,010
Related Party Note Payable, Less Current Maturities	742	1,030

Total Liabilities	11,326	12,897

Stockholders' Equity:
Common Stock	59	49
Preferred Stock	2	2
Capital In Excess of Par Value	13,786	12,426
Accumulated Deficit	(2,931)	(4,225)
Treasury Stock	(328)	(328)

Total Stockholders' Equity	10,588	7,924

Total Liabilities and Stockholders' Equity	$21,914	$20,821